Exhibit 15.2

August 21, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Rezolve AI Limited under Item 16F of Rezolve AI Limited’s Form 20-F dated August 21, 2024. We agree with the statements concerning our Firm in such Form 20-F; we are not in a position to agree or disagree with other statements of Rezolve AI Limited contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP